Exhibit 99.2

Cohen & Company and INSU Acquisition Corp. II Announce Completion of INSU Acquisition Corp. II $230,000,000 Initial Public Offering, Including Full Exercise of Over-Allotment Option

PHILADELPHIA, PA, September 8, 2020 (GLOBE NEWSWIRE) – Cohen & Company Inc. (NYSE American: COHN) and INSU Acquisition Corp. II (NASDAQ:INAQU) today announced that INSU Acquisition Corp. II (the “Company”), a blank-check company sponsored by Cohen & Company and formed for the purpose of acquiring or merging with one or more businesses or entities in the insurance industry, completed its initial public offering of 23,000,000 units at a price of $10.00 per unit, which includes 3,000,000 units issued pursuant to the underwriters’ over-allotment option, for gross proceeds to the Company of $230,000,000. The Company's units began trading on September 3, 2020 on the Nasdaq Capital Market under the symbol "INAQU". Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols ''INAQ'' and ''INAQW,'' respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. served as the sole book-running manager and Northland Capital Markets as co-manager for the offering. The Company granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any, and on September 4, 2020, the underwriters notified the Company that they were exercising the over-allotment option in full.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on September 2, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member of FINRA/SIPC.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2020, the Company managed approximately $2.6 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of June 30, 2020, 78.2% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Contact Information:

Amanda Abrams
Cohen & Company, LLC
aabrams@cohenandcompany.com
(215) 701-9693

Joseph W. Pooler, Jr.

Cohen & Company Inc.

investorrelations@cohenandcompany.com

(215)-701-8952